Exhibit (p)(8)

CREDIT SUISSE HEDGING-GRIFFO

SERVIÇOS INTERNACIONAIS S.A.

CODE OF EHTICS

Credit Suisse Hedging-Griffo Serviços Internacionais S.A.

Rua Leopoldo Couto de Magalhães Jr., 700

11 andar

Sao Paulo

Brazil

04542-000

This Code is the property of Credit Suisse Hedging-Griffo Serviços Internacionais S.A. and its contents are confidential

CREDIT SUISSE HEDGING-GRIFFO SERVIÇOS INTERNACIONAIS S.A.

CODE OF ETHICS

Credit Suisse Hedging-Griffo Serviços Internacionais S.A. (“Credit Suisse Hedging-Griffo”) has adopted Credit Suisse Group’s Code of Ethics, which must be followed and adhered to by all Covered Persons. Covered Persons will be required to furnish Credit Suisse Hedging-Griffo with written acknowledgements of their individual receipt of the Code and any amendments thereof, as requested by the Compliance Department.

To comply with the requirements under Rule 204A-1, as a strong internal control and best business practice Credit Suisse Hedging-Griffo has adopted internal policies and procedures (which can be found on our intranet) reflecting the following requirements:

•	That Credit Suisse Hedging-Griffo and each of its Covered Persons comply with expressly stated fiduciary standards of conduct;

•	That each of the Firm’s Covered Persons comply with all applicable Federal Securities Laws;

•

Reporting by and review of personal securities transactions and holdings concerning certain Covered Persons, referred to as “access persons” (as defined in Rule 204A-1), according to applicable Credit Suisse policies;

•	That Covered Persons promptly and affirmatively report any violations of the code or any applicable law, regulation or policy; and

•

That Credit Suisse Hedging-Griffo furnish each of its supervised persons with a copy of the code and any amendments thereof, and that all Covered Persons furnish Credit Suisse Hedging-Griffo with written acknowledgements of their individual receipt of the code and any amendments thereof.

•

All Covered Persons will act in an ethical manner when dealing with client, fund investors, the public, prospective client and/or investors, third-party service providers and fellow Covered Persons. Covered Persons must use reasonable care and exercise independent, un-conflicted professional judgment when conducting investment analysis, making investment recommendations, promoting Credit Suisse Hedging-Griffo’s services and engaging in other professional activities.

•

At all times, Credit Suisse Hedging-Griffo and its Covered Persons must comply with the spirit of fiduciary principles and applicable Federal Securities Laws which pertain to (a) Credit Suisse Hedging-Griffo and its pursuit of its business as an investment adviser and/or (b) Covered Persons in their own personal as well as employment related affairs.

•

All Covered Persons must avoid potential conflicts of interest with client. As a fiduciary, Credit Suisse Hedging-Griffo must act in its clients’ best interests. Neither Credit Suisse Hedging-Griffo nor any Covered Person should ever benefit at the expense of any client. Covered Persons are required to notify the CCO promptly if they become aware of any practice that creates, or gives the appearance of, a conflict of interest.

•

Covered Persons must conduct their personal securities transactions in a manner which withstands Credit Suisse Hedging-Griffo scrutiny, does not conflict with any of the interests of Credit Suisse Hedging-Griffo or its client and does not contravene any applicable law, regulation or relevant contractual obligation. To the extent possible Covered Persons should avoid personal securities transactions that create any appearance of impropriety.

Procedures for Disclosure Regarding the Code of Ethics

Credit Suisse Hedging-Griffo will describe its Code of Ethics in Item 11 of Form ADV Part 2A, and upon request, furnish clients and fund investors with a copy of the Code of Ethics. All requests for Credit Suisse Hedging-Griffo’s Code of Ethics should be directed to the CCO.

3